Exhibit 99.1

Kaspien Holdings Inc. Reports Fiscal First Quarter 2022 Results

Long-Term Corporate Strategy Initiatives Taking Shape, Driven by Operations Emphasis on High-Value Opportunities within Retail and Agency Verticals

Renewed Contracts with Major Partners and $3 Million Annualized Reduced Operating Expenses Setting Foundation for Future Revenue Growth and Enhanced Profitability

SPOKANE, Wash. – June 14, 2022 – Kaspien Holdings Inc. (Nasdaq: KSPN) (“Kaspien” or the “Company”), a leading e-commerce marketplace growth platform, today reported financial results for the fiscal first quarter ended April 30, 2022.

Recent Operational Highlights
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Continued execution of corporate strategy designed to generate sustained revenue growth and profitability. In recent months, Kaspien has begun implementing a long-term plan designed to realign organizational focus to the following key areas:

o	Greater operational rigor to drive enhanced profitability metrics – Reduced cost structures across the business, resulting in nearly $3 million of annualized savings to date.

o	Our portfolio of Private Label Brands continues to outperform – Revenues are up 55% vs. the prior year period and margins have expanded more than 500bps.

o	Simplified reporting structure through Retail and Agency businesses – Streamlined the cadence of communications to improve focus on operations and execution in these key segments.

o
More deliberate engagement with higher value partners and industry verticals – Deemphasized spend in noncore areas, allocated additional investment in client acquisition as well as retained partnerships with major, existing customers.

●
Promoted CFO Brock Kowalchuk to Interim CEO, effective March 11, 2022. Kowalchuk joined Kaspien in 2018 after several years at Goldman Sachs, where he held roles of increasing responsibility. Kowalchuk, along with the rest of Kaspien’s senior leadership team, has been actively involved in implementing the Company’s new strategic plan.

Management Commentary
“In the first quarter, we took several necessary steps to better align the focus of our organization for long-term stability,” said Kaspien Interim CEO Brock Kowalchuk. “During the period, we reconcentrated our efforts on our Retail and Agency partners and have so far generated expense reductions of $3 million on an annualized basis. In keeping with our renewed focus on core partners, we have further rationalized our partner relationships to highlight profitability and growth potential.”

“Externally, against the backdrop of a challenged macroeconomic environment, we continued to engage with core partners and successfully renewed contracts with some of our top customers. We also further leaned into our portfolio of Private Label Brands, which saw a 55% increase in Net Revenue vs. the first quarter of 2021, and began key supply chain initiatives to help reduce excess inventory from late last year. While our transition process will take time, we have seen encouraging signs as our gap against the prior year has continued to close as the year has progressed. We are excited to unlock further growth opportunities with our existing brand partners as we continue driving our working capital improvements and executing on our updated corporate strategy.”

Fiscal First Quarter 2022 Financial Results
Results compare 2022 fiscal first quarter ended -April 30, 2022 to 2021 fiscal first quarter ended May 1, 2021 unless otherwise indicated.

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Net revenue decreased 21.7% to $31.8 million from $40.6 million in the comparable year-ago period. The decrease in net revenue was primarily attributable to ongoing supply challenges in the Company’s Fulfillment by Amazon (“FBA”) US segment.

●
Gross profit decreased 30.1% to $6.9 million, or 21.6% of net revenue, from $9.8 million, or 24.1% of net revenue in the comparable year-ago period. The decrease in gross profit was primarily attributable to the decrease in net revenue and a decrease in merchandise margin to 44.2% from 46.7% in the comparable year-ago period.

	Thirteen Weeks Ended		Change
(amounts in thousands)	April 30, 2022	May 1, 2021	$	%

Merchandise margin	$14,046	$18,982	$(4,936)	(26.0)%
% of net revenue	44.2%	46.7%	(2.5)%

Fulfillment fees	(4,568)	(6,449)	(1,881)	(29.2)%
Warehousing and freight	(2,627)	(2,737)	(110)	(4.0)%
Gross profit	$6,851	$9,796	$(2,945)	(30.1)%

% of net revenue	21.6%	24.1%

●
Selling, General & Administrative (“SG&A”) expenses decreased 1.3% to $10.5 million, or 33.1% of net revenue, from $10.7 million, or 26.2% of net revenue, in the comparable year-ago period. The decrease in SG&A expenses was primarily attributable to a decrease in sales expenses related to the sales decrease, partially offset by increased wages and marketing expenses and a one-time charge for severance expenses.

●
Loss from operations was $3.7 million, compared to a loss from operations of $0.9 million in the comparable year-ago period. The increase in operating loss was the result of the decline in sales and lower gross margin.

●	Net loss was $4.4 million, or $1.78 per diluted share, compared to a net loss of $1.4 million, or $0.61 per diluted share, in the comparable year-ago period.

●	Adjusted EBITDA loss (a non-GAAP metric reconciled below) was $3.4 million compared to an adjusted EBITDA loss of $0.3 million in the comparable year-ago period.

●	As of April 30, 2022, the Company had $0.8 million in cash and cash equivalents, compared to $1.2 million as of January 29, 2022 and $5.0 million as of May 1, 2021.

●
Inventory at quarter end was $32.3 million, compared to $22.6 million as of May 1, 2021.  The increase in inventory was primarily due to an increase in tier 1 partners and excess inventory from the holiday season. The Company is implementing several initiatives to reduce inventory including adjusting our pricing strategy, enhancing supply chain management and renegotiating purchasing terms with our partners.

●
As of April 30, 2022, the Company had borrowings of $10.5 million under the Credit Facility and had $3.6 million available for borrowing. On March 2, 2022, the Company entered into an Amendment to its Subordinated Loan and Security Agreement with Alimco RE Ltd pursuant to which Alimco made an additional $5.0 million secured term loan with a scheduled maturity date of March 31, 2024, which is the same maturity date as the existing loans under the Subordinated Loan Agreement.

Key Performance Indicators (KPIs)
Unless otherwise specified, KPI data has been recorded as of fiscal first quarter (April 30, 2022).

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Fiscal first quarter 2022 Gross Merchandise Value (“GMV”) was $69.7 million as compared to $63.4 million in the comparable year-ago period. Subscription GMV increased 72.2% to $36.0 million, or 56.7% of total GMV, compared to $29.0 million, or 33.0% of total GMV, in the comparable year-ago period.

Kaspien plans to file its quarterly Form 10-Q today, June 14, 2022, in accordance with SEC filing deadlines.

About Kaspien
Kaspien Holdings Inc. (f/k/a Trans World Entertainment Corporation) (NASDAQ: KSPN) is a leading, global e-commerce accelerator that deploys AI-driven software and end-to-end services to optimize and grow brands on Amazon, Walmart, Target, eBay, and other online marketplaces. Rebranded as Kaspien in 2020, the Company has spent more than a decade developing a marketplace growth platform of proprietary technologies that maximize supply chain resilience, optimize marketing, strengthen brand control, and provide predictive analytics. Serving a variety of brands, distributors, agencies and FBA aggregators, Kaspien accelerates growth by tailoring an extensive suite of seller services to its partners’ dynamic e-commerce needs. The Company has a long track record of success, having served over 4,000 brands in 20 countries. Kaspien’s mastery of the e-commerce space and commitment to rapid innovation has earned the trust of many leading brands. For more information, visit kaspien.com.

Non-GAAP Financial Measures
Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax expense; (ii) interest expense; and (iii) depreciation expense. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such a measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States and should not be considered as a substitute for Loss from operations, net loss or cash used in operating activities, as determined in accordance with GAAP.

	Thirteen Weeks Ended
(amounts in thousands)	April 30, 2022	May 1, 2021

Net loss	$(4,428)	$(1,416)
Income tax expense (benefit)	-	-
Interest expense	762	555
Loss from operations	(3,666)	(861)
Depreciation expense	293	603
EBITDA	$(3,373)	$(258)

About Key Performance Indicators
Gross Merchandise Value (“GMV”) is the total value of merchandise sold over a given time period through a customer-to-customer exchange site. For Kaspien, it is the measurement of merchandise value sold across all channels and partners within the Kaspien platform.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this communication are forward-looking statements. The statements contained herein that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, and similar terms and phrases, including references to assumptions, in this document to identify forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors that could cause actual results to differ materially from the results expressed in the statements. The following factors are among those that may cause actual results to differ materially from the Company’s forward-looking statements:  risk of disruption of current plans and operations of Kaspien and the potential difficulties in customer, supplier and employee retention; the outcome of any legal proceedings that may be instituted against the Company; the Company’s level of debt and related restrictions and limitations, unexpected costs, charges, expenses, or liabilities; the Company’s ability to operate as a going-concern; deteriorating economic conditions and macroeconomic factors; the impact of the COVID-19 pandemic; and other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The reader should keep in mind that any forward-looking statement made by us in this document, or elsewhere, pertains only as of the date on which we make it. New risks and uncertainties come up from time-to-time and it’s impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statements made in this document or elsewhere might not occur.

Company Contact
Ed Sapienza
Chief Financial Officer
509-202-4261
esapienza@kaspien.com

Investor Relations Contact
Gateway Investor Relations
Matt Glover and Tom Colton
949-574-3860
KSPN@gatewayir.com

-Financial Tables to Follow-

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021

Net revenue	$31,791	$40,617

Cost of sales	24,940	30,821
Gross profit	6,851	9,796
Selling, general and administrative expenses	10,517	10,657
Loss from operations	(3,666)	(861)
Interest expense	762	555
Loss from operations before income tax expense	(4,428)	(1,416)
Income tax expense	-	-
Net loss	$(4,428)	$(1,416)

BASIC AND DILUTED INCOME PER SHARE:
Basic and diluted loss per common share	$(1.78)	$(0.61)

Weighted average number of common shares outstanding – basic and diluted	2,493	2,317

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)

	April 30, 2022	January 29, 2022	May 1, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$828	$1,218	$5,030
Restricted cash	1,158	1,158	1,184
Accounts receivable	2,727	2,335	3,113
Merchandise inventory	32,254	29,277	22,567
Prepaid expenses and other current assets	558	649	592
Total current assets	37,525	34,637	32,486

Restricted cash	2,160	2,447	3,277
Fixed assets, net	2,441	2,335	2,366
Operating lease right-of-use assets	1,990	2,144	2,595
Intangible assets, net	-	-	475
Cash Surrender Value	3,800	4,154	4,168
Other assets	872	965	1,230
TOTAL ASSETS	$48,788	$46,682	$46,597

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$7,664	$6,271	$5,682
Short-term borrowings	10,508	9,966	-
Accrued expenses and other current liabilities	2,208	2,362	2,640
Current portion of operating lease liabilities	663	649	609
Current portion of PPP loan	-	-	2,018
Total current liabilities	21,043	19,248	10,949

Operating lease liabilities	1,439	1,608	2,101
Long-term debt	7,944	4,356	5,261
Other long-term liabilities	13,987	14,185	15,954
TOTAL LIABILITIES	44,413	39,397	34,265

SHAREHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-	-
Common stock ($0.01 par value; 200,000,000 shares authorized; 3,902,985 3,902,985 and 3,889,169 shares issued, respectively)	39	39	39
Additional paid-in capital	360,738	359,220	358,749
Treasury stock at cost (1,410,417, 1,410,417 and 1,410,417 shares, respectively)	(230,170)	(230,170)	(230,170)
Accumulated other comprehensive loss	(910)	(910)	(2,007)
Accumulated deficit	(125,322)	(120,894)	(114,279)
TOTAL SHAREHOLDERS’ EQUITY	4,375	7,285	12,332
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$48,788	$46,682	$46,597